Exhibit 99.1

FOR IMMEDIATE RELEASE

Endo Announces Strategic Updates for BELBUCA™ and U.S. Branded Pain Portfolio

Endo Returns Rights for BELBUCA™ to BDSI and Eliminates Pain Sales Field Force, Directing Greater Focus and Resources on the Specialty Branded Business

DUBLIN, December 8, 2016 — Endo International plc (NASDAQ / TSX: ENDP) announced today that it has entered into an agreement with its partner, BioDelivery Sciences International, Inc. (BDSI), to return the BELBUCA™ (buprenorphine) buccal film product to BDSI. Specific financial terms of the agreement have not been disclosed and are not material to Endo. Endo will not have any future royalty or milestone payments to BDSI and BDSI is not obligated for any future royalty payments to Endo.

With the return of BELBUCA™ to BDSI, Endo has a portfolio of established pain products that the Company believes no longer requires field sales promotion. As a result, Endo also announced today that it is eliminating its 375-member U.S. Branded pain sales field force, which consisted of both full-time employees and contract sales representatives, as well as internal support to the promoted pain business unit. This will allow the Company to focus efforts and resources more fully on its core U.S. Branded assets, including XIAFLEX® in the approved indications and the cellulite development program. The Company’s legacy pain portfolio products – including OPANA ER® and Percocet®, among others will be managed as mature brands.

Endo expects to realize cost savings, drive greater efficiency and enhance its operational focus with its newly realigned U.S. Branded segment. The above-described strategic actions are expected to result in restructuring charges of approximately $62 million, including a $40 million noncash intangible asset impairment charge, and are expected to provide approximately $90 million to $100 million in annual run rate pre-tax gross cost savings in 2017. Endo anticipates a substantial portion of these cost savings will be redeployed in 2017 to support its core franchises, including the pursuit of the development and approval of XIAFLEX® for cellulite following the Company’s recent announcement of positive Phase 2b data. The Company expects to provide 2017 Financial Guidance during its year-end Earnings call in late February 2017.

“Since we entered into our licensing and development agreement with BDSI in 2012, the opioid market and Endo’s strategic priorities have evolved. While we continue to believe BELBUCA™ is a differentiated asset, the product no longer aligns with Endo’s U.S. Branded segment strategy and our focus on core assets, including XIAFLEX®, moving forward. We believe that this path provides our U.S. Branded business with its best opportunity for success going forward,” said Paul Campanelli, President and CEO of Endo. “We are extremely grateful for the efforts of our Pain salesforce and all who have supported the Pain business unit and want to acknowledge their dedication, commitment and hard work on behalf of the Company. Additionally, we look forward to working with BDSI on a smooth transition and we wish them future success.”

“We are continuing our product-by-product portfolio assessment and the development of our full corporate strategy, which we plan to discuss in greater detail when we provide our fourth quarter and full year 2016 results in February 2017,” added Mr. Campanelli.

About Endo International plc

Endo International plc (NASDAQ / TSX: ENDP) is a global specialty pharmaceutical company focused on improving patients’ lives while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded and generic pharmaceutical products as well as over-the-counter medications though its operating companies. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the statements by Mr. Campanelli and other statements regarding expected restructuring charges, expected cost savings and anticipated use of such cost savings. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Endo’s expectations and projections. Risks and uncertainties include, among other things, general industry and market conditions; technological advances and patents attained by competitors; challenges in the implementation of the planned restructuring; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in Endo’s periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval (“SEDAR”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Additional information about Endo is available on the World Wide Web at www.endo.com or you can contact the Endo Investor Relations department by calling (484) 216-0000.

Endo International plc:

Investors/Media:	Media:	Investors:
Stephen Mock	Heather Zoumas-Lubeski	Nina Goworek
(845) 364-4833	(484) 216-6829	(484) 216-6657

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